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                                                                   EXHIBIT 10.10

                                             [LETTERHEAD OF SOMNUS APPEARS HERE]
8 May 1996

Eric N. Doelling
995 Benecia Avenue
Sunnyvale, CA 94086

Dear Eric;

On behalf of Somnus Medical Technologies, Inc. (the "Company"), I am pleased to offer you the position of Executive Vice President and Chief Operating Officer as well as a member of the Board of Directors reporting to Stuart D. Edwards, President and Chief Executive Officer. This position will be responsible for: Quality Assurance and Regulatory, Engineering, Manufacturing, Materials, Planning and Control, Finance, Administration and Human Resources.

     The terms of your relationship with the Company will be as indicated herein.

1. You will be hired as a permanent employee with a start date to be no later than July 1, 1996. You may continue to support Cardiac Pathways as a consultant from your office at Somnus for a brief period to assist them with their transition, as long as this activity does not interfere with or interrupt your effectiveness at Somnus as determined by Stuart E. Edwards.

2. You will be paid a base salary of $67.05 per hour. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to 2 weeks paid vacation for the first year and three weeks starting the second year, pro rated during 1996.

3. The Company is in the process of obtaining major medical insurance. This program will be available within 120 days and will include major Medical and Dental insurance. Vision and Long Term Disability insurance will become available at a later date.

4. Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 300,000 shares of Common Stock at an exercise price of $.10 per share, which shall be exercised at the rate of 1/4 of the shares one year after commencement of employment and 1/48 of the shares each month thereafter of completed employment (so that at the end of four years, your option will be fully vested). Terms to be reviewed in six months of start date. 12.5% of

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Eric Doelling                                [LETTERHEAD OF SOMNUS APPEARS HERE]
Page 2


     options will vest upon acceptance of offer. All of your options will vest fully and immediately following an acquisition, merger or sale of the majority of the companies assets.

5. You will be required to sign the Company's standard Employee Agreement prior to the initiation of your employment. In addition, you shall abide by the company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

6. You will agree to follow the Company's strict policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly.

7. You will be an employee-at-will, where employment may be terminated at any time by either party, with or without notice, and with or without cause.

8. In the event of termination, Mr. Doelling is entitled to (i) 6 months compensation and insurance benefits and (ii) vesting of the options which would otherwise have vested in the year of termination. In the event of a Constructive Termination your termination shall be treated as a termination of employment. For purposes of this agreement, a Constructive Termination shall mean a material reduction of salary or benefits or a material change in responsibilities.

9. A $300 per month car allowance will be furnished by Somnus Medical Technologies, Inc.

10. This agreement constitutes the entire agreement between the parties and supersedes all other agreements or understandings.

11. The Company agrees to pay relocation of $10,000 at the closing of 2nd Round of company financing.

This offer expires May 24, 1996 if not accepted
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Eric Doelling                                [LETTERHEAD OF SOMNUS APPEARS HERE]
Page 3


Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together.

Acceptance of this offer may be acknowledged by signing below and returning this document to me.

Sincerely,

/s/ Stuart D. Edwards

Stuart D. Edwards
President/CEO of Somnus Medical Technologies, Inc.

Signature: /s/ Eric N. Doelling
          -----------------------
             Eric N. Doelling

Date:  5/15/96
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                                                                 August 26, 1996
Stuart D. Edwards
President and CEO
Somnus Medical Technologies, Inc.
995 Benecia Avenue
Sunnyvale, CA  94086

Eric N. Doelling
995 Benecia Avenue
Sunnyvale, CA  94086

Dear Eric:

     In connection with the employment agreement between you and Somnus signed by you on May 15, 1996 and amended on August 16, 1996, you have been granted an option to purchase 300,000 shares of Common Stock of Somnus at $0.10 per share, one eighth of which vested on May 15, 1996, one eighth of which will vest on June 1, 1997 and the remainder of which will vest at the rate of one forty-eighth of the total on the first day of each full month thereafter, provided that future vesting is contingent on continued status as an employee. All options will vest fully and immediately if Somnus undergoes a merger, acquisition or sale of a majority of company assets upon the closing of such transaction. In addition, upon termination or constructive termination, as those terms are used in the employment agreement, you are entitled to vesting of the options which would otherwise have vested in the year following termination.

     Please sign below to acknowledge that the above described equity compensation is all of the equity compensation you are entitled to receive as an employee under any and all agreements between you and Somnus. A signature below also indicates that you hereby amend any and all such agreements, including without limitation Section 4 of the above referenced employment agreement, to contain the above described terms and change any terms that do not agree with the above described terms.


                                            Sincerely,


                                            Stuart D. Edwards
                                            President and CEO

ACKNOWLEDGED AND AMENDED

/s/ Eric Doelling                           Date:  8/28/96
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Eric Doelling


                                            /s/ Stuart Edwards